New Nouveau Brunswick

Department of Finance and Treasury Board

Fiscal and Economic Update
Second Quarter 2019–2020

Fiscal and Economic Update
Second Quarter 2019–2020

Published by:
Department of Finance and Treasury Board
Government of New Brunswick
P.O. Box 6000
Fredericton, New Brunswick
E3B 5H1
Canada

Internet: www.gnb.ca/finance

November 2019

Translation:
Translation Bureau, Service New Brunswick

ISBN 978-1-4605-1899-1

Think Recycling!

2019–2020 Fiscal Update

Projections for the 2019–2020 fiscal year show a surplus of $88.1 million compared to the budgeted surplus of $23.1 million.

Revenue is projected to be $101.6 million higher than budget, largely due to a $72.0 million increase in Personal Income Tax revenue and a $44.6 million increase in Special Operating Agencies revenue related to new federal funding.

Total expenses are projected to be higher than budget by $36.6 million, largely due to $38.7 million in additional expense in Special Operating Agencies.

The net debt is projected to decrease by $232.7 million from budget. This includes an improvement of $146.0 million due to 2018–2019 year-end results and an $86.7 million improvement in 2019–2020.

TABLE 1
SECOND QUARTER FISCAL SUMMARY
($ Millions)

	2019–2020 Full Year to March 31, 2020			2019–2020 Year-to-date to September 30, 2019		
	Budget	Projection	Variance	Budget	Actual	Variance
Revenue	9,845.7	9,947.3	101.6	4,864.5	4,906.7	42.2
Expense	9,822.6	9,859.2	36.6	4,775.1	4,819.4	44.3
Surplus (Deficit)	**23.1**	**88.1**	**65.0**	**89.4**	**87.3**	**(2.1)**
Net Debt - End of Year	**(14,055.6)**	**(13,822.9)**	**232.7**	**(13,975.8)**	**(13,812.8)**	**163.0**

NOTICE TO READER:

The financial statements and forecasts have been compiled from information provided by management. Since a financial forecast is based on assumptions regarding future events, actual results will vary from the information presented. This financial information has not been subject to review or audit.

Numbers may not add due to rounding.

Revenue Outlook

Revenue is projected to be $101.6 million higher than budget. The major variances include:

- Personal Income Tax revenue is up $72.0 million from budget due to an anticipated positive prior-year adjustment related to the 2018 taxation year, a strengthened base and stronger income growth.

- Special Operating Agencies revenue is up $44.6 million, mainly due to additional federal funding under the Building Canada Fund - Gas Tax Transfer.

- Sale of Goods and Services is up $9.7 million due to adjustments across various departments and agencies, including the New Brunswick Community College and the Collège communautaire du Nouveau-Brunswick.

- Return on Investment is up $8.0 million, largely due to higher net income being projected by the New Brunswick Power Corporation. Net income for the New Brunswick Power Corporation is up, mainly due to an increase in out-of-province sales volumes and new out-of-province contracts.

- Gasoline and Motive Fuels Tax revenue is up $7.0 million due to higher than anticipated volumes.

- Capital Revenue is up $4.1 million, mainly due to increased federal recoveries related to various capital projects.

- Corporate Income Tax revenue is down $30.7 million due to an anticipated negative prior-year adjustment related to the 2018 taxation year and a lower forecast of national corporate taxable income.

- Cannabis-related revenue is down $14.2 million due to reductions in the projected cannabis duty, the Cannabis Management Corporation and the Cannabis Education and Awareness Fund.

- Tobacco Tax revenue is down $12.0 million due to lower than projected volumes.

Expense Outlook

Total expenses are projected to be over budget by $36.6 million. The major variances include the following:

- Special Operating Agencies are over budget by $38.7 million, mainly due to increased project expenses resulting from the receipt of additional funding under the Building Canada Fund - Gas Tax Transfer.

- Health is $23.3 million over budget, mainly due to higher enrolment in the NB Drug Plan, as well as higher costs in Medicare related to additional physicians and contractual increases.

- Other Agencies are $8.2 million over budget, mainly due to increased expenditures associated with several consolidated entities.

- Education and Early Childhood Development is over budget by $1.9 million, mainly due to a projected over-expenditure in a school district.

- Transportation and Infrastructure is $1.3 million over budget, mainly due to higher cost in the striping program and higher workplace costs.

- The Regional Development Corporation is $5.0 million under budget, mainly due to projects not proceeding as anticipated.

- General Government is under budget by $10.4 million, mainly due to lower than expected expenses in Supplementary Funding Provision and Pension and Employee Benefits.

- The Service of the Public Debt is $19.0 million lower than budgeted due to higher net earnings on short-term investments and lower forecasted long-term borrowing costs than anticipated at the time of the 2019–2020 Budget.

Second Quarter Actual Results

Second quarter actuals show a surplus of $87.3 million compared to a quarterly budgeted surplus of $89.4 million.

- On a year-to-date actual basis, revenue is $42.2 million higher than the second quarter budget, largely due to a $41.1 million increase in Special Operating Agencies revenue. This is in part attributable to new, unbudgeted funding under the Building Canada Fund - Gas Tax Transfer.

- Total actual expenses for the quarter are $44.3 million higher than the second quarter budget, largely due to Special Operating Agencies and Ordinary Account expenses. Special Operating Agencies are $31.5 million higher, related to expenditures under the Building Canada Fund - Gas Tax Transfer. Ordinary Account expenses are $8.2 million higher, largely due to over-expenditures in Health and Transportation and Infrastructure, partially offset by lower expenses in Service of the Public Debt.

- The majority of the variances outlined in the Revenue Outlook and Expense Outlook sections also apply to the second quarter results.

- The difference between the second quarter actual surplus and the projected surplus reflects factors including seasonal patterns for revenues and expenses as well as the timing of when revenue and expenses are recognized.

TABLE 2
PROVINCE OF NEW BRUNSWICK FISCAL UPDATE
($ Millions)

	2019–2020 Full Year to March 31, 2020			2019–2020 Year-to-date to September 30, 2019		
	Budget	Projection	Variance	Budget	Actual	Variance
Revenue						
Ordinary Account	9,453.0	9,503.5	50.5	4,667.5	4,665.3	(2.2)
Capital Account	22.5	26.7	4.1	6.1	7.3	1.2
Special Purpose Account	74.7	77.1	2.4	25.6	28.5	2.9
Special Operating Agencies	90.0	134.6	44.6	62.6	103.7	41.1
Sinking Fund Earnings	205.5	205.5	0.0	102.7	101.9	(0.8)
Total Revenue	**9,845.7**	**9,947.3**	**101.6**	**4,864.5**	**4,906.7**	**42.2**
Expense						
Ordinary Account	9,011.1	9,011.2	0.1	4,415.5	4,423.7	8.2
Capital Account	129.8	124.5	(5.2)	63.6	64.2	0.6
Special Purpose Account	80.9	85.2	4.3	25.7	28.6	2.9
Special Operating Agencies	96.2	135.0	38.7	28.1	59.6	31.5
Amortization of Tangible Capital Assets	504.5	503.3	(1.3)	242.2	243.3	1.1
Total Expense	**9,822.6**	**9,859.2**	**36.6**	**4,775.1**	**4,819.4**	**44.3**
Surplus (Deficit)	**23.1**	**88.1**	**65.0**	**89.4**	**87.3**	**(2.1)**

TABLE 3
CHANGE IN NET DEBT
($ Millions)

	2019–2020 Full Year to March 31, 2020			2019–2020 Year-to-date to September 30, 2019		
	Budget	Projection	Variance	Budget	Actual	Variance
Net Debt - Beginning of Year	**(14,104.8)**	**(13,958.8)**	**146.0**	**(14,104.8)**	**(13,958.8)**	**146.0**
Changes in Year						
Surplus (Deficit)	23.1	88.1	65.0	89.4	87.3	(2.1)
Investments in Tangible Capital Assets	(478.5)	(455.5)	23.0	(202.6)	(184.6)	18.0
Amortization of Tangible Capital Assets	504.5	503.3	(1.3)	242.2	243.3	1.1
(Increase) Decrease in Net Debt	**49.2**	**135.9**	**86.7**	**129.0**	**146.0**	**17.0**
Net Debt - End of Year	**(14,055.6)**	**(13,822.9)**	**232.7**	**(13,975.8)**	**(13,812.8)**	**163.0**

At second quarter, Net Debt - Beginning of Year has been updated to reflect the ending net debt that was published in the 2018–2019 Consolidated Financial Statements (Public Accounts Volume I).

TABLE 4
ORDINARY ACCOUNT REVENUE BY SOURCE
($ Millions)

	2019–2020 Full Year to March 31, 2020			2019–2020 Year-to-date to September 30, 2019		
	Budget	Projection	Variance	Budget	Actual	Variance
Taxes						
Personal Income Tax	1,773.0	1,845.0	72.0	882.0	916.8	34.8
Corporate Income Tax	381.0	350.3	(30.7)	192.0	162.8	(29.2)
Metallic Minerals Tax	1.9	1.9	0.0	1.0	0.8	(0.2)
Provincial Real Property Tax	538.0	538.0	0.0	274.5	268.7	(5.8)
Harmonized Sales Tax net of credit	1,539.1	1,539.1	0.0	762.6	740.4	(22.2)
Gasoline and Motive Fuels Tax	282.0	289.0	7.0	144.2	147.4	3.2
Tobacco Tax	141.0	129.0	(12.0)	72.0	67.5	(4.5)
Pari-Mutuel Tax	0.5	0.5	0.0	0.3	0.3	0.0
Insurance Premium Tax	60.2	60.7	0.4	30.1	27.2	(2.9)
Real Property Transfer Tax	28.0	30.5	2.5	16.5	18.9	2.4
Financial Corporation Capital Tax	25.0	25.0	0.0	12.5	12.5	0.0
Cannabis Duty	8.3	3.1	(5.2)	4.1	1.6	(2.5)
Penalties and Interest	13.0	13.0	0.0	7.5	9.0	1.5
	4,791.0	4,825.1	34.1	2,399.3	2,373.9	(25.4)
Return on Investment	245.7	253.6	8.0	99.8	114.9	15.1
Licences and Permits	163.9	164.3	0.3	89.5	90.5	1.0
Sale of Goods and Services	457.9	467.5	9.7	228.3	242.0	13.7
Royalties	69.7	70.5	0.8	21.4	23.7	2.3
Agency Revenues	164.0	154.4	(9.6)	82.2	77.1	(5.1)
Fines and Penalties	6.6	6.6	(0.0)	3.3	2.8	(0.5)
Miscellaneous	84.6	87.4	2.8	40.4	61.3	20.9
Total - Own Source Revenue	**5,983.4**	**6,029.5**	**46.1**	**2,964.2**	**2,986.2**	**22.0**
Unconditional Grants – Canada						
Fiscal Equalization Payments	2,023.2	2,023.2	0.0	1,011.6	1,011.6	0.0
Canada Health Transfer	832.7	835.2	2.4	416.4	417.7	1.3
Canada Social Transfer	300.9	301.7	0.9	150.4	150.9	0.5
Other	1.9	1.9	0.0	0.9	0.9	0.0
	3,158.7	3,161.9	3.3	1,579.3	1,581.1	1.8
Conditional Grants – Canada	326.0	327.0	1.0	131.6	106.3	(25.3)
Total - Grants from Canada	**3,484.7**	**3,489.0**	**4.3**	**1,710.9**	**1,687.4**	**(23.5)**
Subtotal	**9,468.1**	**9,518.4**	**50.3**	**4,675.1**	**4,673.6**	**(1.5)**
Inter-account Transactions	(15.1)	(14.9)	0.2	(7.6)	(8.3)	(0.7)
Ordinary Account Revenue	**9,453.0**	**9,503.5**	**50.5**	**4,667.5**	**4,665.3**	**(2.2)**

TABLE 5
ORDINARY ACCOUNT EXPENSE
($ Millions)

	2019–2020 Full Year to March 31, 2020			2019–2020 Year-to-date to September 30, 2019		
	Budget	Projection	Variance	Budget	Actual	Variance
DEPARTMENT						
Agriculture, Aquaculture and Fisheries	40.2	40.2	0.0	14.5	15.5	1.0
Education and Early Childhood Development	1,294.7	1,296.6	1.9	613.5	613.1	(0.4)
Environment and Local Government	152.6	153.5	0.8	81.6	80.0	(1.6)
Executive Council Office	13.2	13.2	0.0	7.1	7.1	0.0
Finance and Treasury Board	35.9	35.0	(0.9)	18.0	16.8	(1.2)
General Government	857.7	847.3	(10.4)	400.6	398.0	(2.6)
Health	2,803.4	2,826.7	23.3	1,390.9	1,402.7	11.8
Justice and Office of the Attorney General	55.7	55.7	0.0	27.6	28.0	0.4
Legislative Assembly	29.2	29.2	0.0	14.5	11.9	(2.6)
Natural Resources and Energy Development	96.6	97.5	0.9	47.3	48.7	1.4
Office of the Premier	1.5	1.5	0.0	0.7	0.7	0.0
Opportunities New Brunswick	40.0	40.2	0.2	12.9	16.4	3.5
Other Agencies	403.5	411.7	8.2	202.3	206.2	3.9
Post-Secondary Education, Training and Labour	636.1	636.9	0.9	334.5	336.5	2.0
Public Safety	227.5	228.4	1.0	115.3	116.4	1.1
Regional Development Corporation	70.1	65.1	(5.0)	22.1	21.2	(0.9)
Service of the Public Debt	677.0	658.0	(19.0)	335.8	321.4	(14.4)
Social Development	1,235.2	1,235.2	0.0	617.6	619.4	1.8
Tourism, Heritage and Culture	53.7	53.9	0.1	38.3	36.0	(2.3)
Transportation and Infrastructure	311.5	312.8	1.3	131.8	138.5	6.7
Subtotal	**9,035.3**	**9,038.6**	**3.3**	**4,426.9**	**4,434.5**	**7.6**
Investment in Tangible Capital Assets	(7.7)	(11.0)	(3.3)	(3.8)	(1.5)	2.3
Inter-account Transactions	(16.5)	(16.3)	0.2	(7.6)	(9.3)	(1.7)
Ordinary Account Expense	**9,011.1**	**9,011.2**	**0.1**	**4,415.5**	**4,423.7**	**8.2**

TABLE 6
CAPITAL EXPENDITURES
($ Millions)

	2019–2020 Full Year to March 31, 2020			2019–2020 Year-to-date to September 30, 2019		
	Budget	Projection	Variance	Budget	Actual	Variance
DEPARTMENT						
Agriculture, Aquaculture and Fisheries	0.3	0.3	0.0	0.3	0.1	(0.2)
Education and Early Childhood Development	1.6	1.6	0.0	0.4	0.2	(0.2)
Environment and Local Government	1.0	1.0	0.0	0.5	0.1	(0.4)
Health	23.0	23.0	0.0	0.0	0.0	0.0
Natural Resources and Energy Development	6.6	1.6	(5.0)	1.7	0.1	(1.6)
Post-Secondary Education, Training and Labour	2.0	2.0	0.0	1.6	1.0	(0.6)
Regional Development Corporation	47.8	47.8	0.0	26.0	26.8	0.8
Social Development	12.0	12.0	0.0	6.0	2.8	(3.2)
Tourism, Heritage and Culture	12.9	11.9	(1.0)	7.7	4.9	(2.8)
Transportation and Infrastructure	493.4	467.8	(25.6)	218.2	211.3	(6.9)
Subtotal	**600.6**	**569.0**	**(31.6)**	**262.4**	**247.3**	**(15.1)**
Investment in Tangible Capital Assets	(470.8)	(444.5)	26.3	(198.8)	(183.1)	15.7
Capital Account Expense	**129.8**	**124.5**	**(5.2)**	**63.6**	**64.2**	**0.6**

2019 Economic Update


NB Real GDP, 2019 (%)
Q2 Update
Budget 2019–2020
Average 0.9
1.6
1.1
1.1
0.8
0.8
0.6
0.6
0.6
0.6
CBoC
APEC
CIBC
Royal Bank
National Bank
Scotia Bank
BMO
NB FTB
TD Bank

Source: NB Finance and Treasury Board


NB Manufacturing sales
Seasonally adjusted
Trend

Source: Statistics Canada


NB Housing starts, all areas, unadjusted
(January to September)
1,735
1,434
1,298
1,508
1,542
2,161
2014
2015
2016
2017
2018
2019

Source: Statistics Canada

New Brunswick Economic Outlook

	2017	2018	2019 F
Real GDP	1.8	0.1	0.6
Household Final Consumption Expenditures	4.0	2.7	2.3
Primary Household Income	3.2	3.4	3.0
Employment	0.4	0.3	0.6
Unemployment Rate (%)	8.1	8.0	7.9
Consumer Price Index	2.3	2.1	1.8

Sources: Statistics Canada, NB Finance and Treasury Board
F = Forecast
% change unless otherwise indicated

Based on data available as of October 31, 2019

- The International Monetary Fund (IMF) is projecting global economic growth of 3.0 per cent in 2019, its slowest pace since 2008-2009 due to weakening manufacturing activity and rising trade and geopolitical tensions.
- Despite sluggish investment, the IMF is anticipating U.S. real Gross Domestic Product (GDP) to grow by 2.4 per cent in 2019, supported mainly by employment and consumption.
- The Bank of Canada anticipates Canada's real GDP to expand by 1.5 per cent in 2019. While exports supported the economy in the second quarter, global trade conflicts and geopolitical tensions are expected to weigh down business investment and exports in the second half of 2019.
- The Department of Finance and Treasury Board projects real GDP growth for New Brunswick of 0.6 per cent for 2019, unchanged from the forecast in the 2019–2020 Budget. The average of private sector forecasts is now 0.9 per cent.
- Total employment increased by 0.9 per cent year-to-date, with gains in part-time employment (+7.3%) more than offsetting the declines observed in full-time employment (-0.2%). Both the goods- and services-producing sectors recorded job gains.
- Average weekly earnings are up by 2.9 per cent, higher than the national growth rate of 2.4 per cent.
- For the eight-month period ending in August, retail trade is up by 2.2 per cent, surpassing the national growth rate of 1.8 per cent.
- Growth in manufacturing sales (-14.3%) and international trade (-9.8%) continues to be restrained due to the decline in production at the Saint John refinery. Furthermore, wood product manufacturing is also down by 10.9 per cent on a year-to-date basis.
- Housing starts are up by 40.1 per cent on a year-to-date basis due to strong gains in multi-unit construction (+90.2%).
- Consumer inflation in the province has averaged 1.6 per cent on a year-to-date basis, lower than the national growth rate of 1.9 per cent.

TABLE 7
NEW BRUNSWICK ECONOMIC INDICATORS
(as of 31-Oct-2019)

	Year-to-date			Reference period
	2018	2019	% Change	from January to:
Indicators				
Labour force (x 1,000)	385.9	389.5	0.9%	September
Employment (x 1,000)	354.2	357.3	0.9%	September
Unemployment (x 1,000)	31.7	32.2	1.6%	September
Participation Rate (%)	61.5	61.8	...	September
Employment Rate (%)	56.5	56.7	...	September
Unemployment Rate (%)	8.2	8.3	...	September
Average weekly earnings ($)	905.77	931.91	2.9%	August
Retail trade ($M)	8,502.8	8,688.9	2.2%	August
Consumer Price Index (2002=100)	133.9	136.1	1.6%	September
Housing starts (units)	1,542	2,161	40.1%	September
Investment in residential building construction ($ x 1,000)	844,119	812,533	-3.7%	August
Investment in non-residential building construction ($ x 1,000)	600,044	593,627	-1.1%	August
Manufacturing sales ($M)	13,781.7	11,811.4	-14.3%	August
International exports ($M)	9,674.9	8,725.0	-9.8%	August

... Not applicable
Source: Statistics Canada